Share Exchange Agreement

THIS AGREEMENT (the “Agreement” and/or the “Share Exchange”) is entered into between PAWS Pet Corporation an Illinois corporation having its registered office at 777 E. Atlantic Avenue C2-264, Delray Beach, Florida 33483, PAWS and the Shareholders of Impact Social Networking Inc., accompany incorporated in Georgia with an official address of 1373 Louis Ave, Elk Grove Village, IL 60007 here after referred to as the “Shareholder”. Together the “Shareholders” and “PAWS” constitute the “Parties”.

Recitals

A.	PAWS is a corporation organized and existing under the laws of Illinois, (PK: PAWS), and is a leading provider of pet products and services

B.	The Shareholders are listed in Annex 1 together with details of its holding in Impact Social Networking Inc.

C.	PAWS is willing to acquire from the Shareholders all of the shares they hold in Impact Social Networking Inc.

D.	The Shareholders are willing to acquire shares of PAWS for his shares of Impact Social Networking Inc.

E.	The Shareholders and PAWS are willing to enter into the following Share Exchange Agreement (herein after referred to as the “Agreement”).

AGREEMENT

NOW, THEREFORE, the Parties here to agree as follows:

1.   Share Exchange

The Shareholders shall exchange its shareholding in Impact Social Networking Inc detailed in Annex 1 into shares of PAWS in accordance with the terms and conditions of this Agreement.

PAWS shall deliver, or cause to be delivered, to the Shareholders a value in PAWS common stock, no par value per share (the “PAWS Shares”), set out in Annex 1, where for the purposes of the exchange the value of each share of PAWS common stock is also set out in Annex 1. The calculation of the number of shares of PAWS exchanged for Impact Social Networking shares as set out in Annex 1 shall be rounded down to the nearest whole number and no fractional PAWS shares shall be issued. The number of shares issued to the Shareholders will be adjusted for additional stock issuances made by PAWS following the date of this agreement until $2.0 Million in new capital has been raised by PAWS except stock issued in lieu of interest on PAWS convertible notes as at the date of this agreement and issuances of stock under the PAWS stock option plan.

2.   Execution

This transaction shall have deemed to have been executed when the agreement has been signed and authorized on behalf of PAWS. The date on which the agreement is signed by PAWS shall be considered as the Effective Time of the Share Exchange and the following events shall take place:

(a)	Shareholders assign, transfer and deliver the Impact Social Networking shares, to a location the details of which will be provided by PAWS in writing.

(b)	PAWS shall cause to have PAWS Shares issued in the name of the Shareholder. The Issued shares to contain the following restrictive legend.

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Shareholder and PAWS shall take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under all applicable laws to consummate and make effective the Share Exchange and to transfer full and unencumbered title to the other Party, including without limitation the filing of a notification with Securities and Exchange Commission.

Each Party shall be entitled to benefit from all rights connected to the shares transferred and exchanged under this Agreement.

3.   Representations and Warranties

PAWS represents and warrants to the Shareholder that:

(a)	The PAWS Shares, when issued, will be legally and validly issued and fully paid up, and are not being issued in violation of any pre-emption or any other rights and that the transfer to the Shareholders does not violate any rights or any third parties.

(b)	Upon the delivery of the PAWS Shares, the Shareholder will receive good and valid title to the PAWS Shares, free and clear of all liens, encumbrances or other rights of third parties.

The Shareholder represents and warrants to PAWS that

(a)	The Impact Social Networking Shares are legally and validly issued and fully paid up, and have not been issued in violation of any pre-emption or any other rights and that the transfer to PAWS does not violate any rights of any third parties.

(b)	The Shareholder owns, and has good transferable title to, the Impact Social Networking Shares and that the Impact Social Networking Shares are free and clear of all liens, encumbrances, options, charges, and claims arising from any privilege, pledge or security arrangement. Upon the delivery of the Impact Social Networking Shares, PAWS will receive good and valid title to the Impact Social Networking Shares, free and clear of all liens, encumbrances or other rights of third parties.

(c)	Shareholder is aware that the PAWS Shares to be acquired by the Shareholder pursuant to the terms of this Agreement are being offered and sold by means of an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), as well as exemptions under certain state and foreign securities laws for nonpublic offerings, and that it makes there presentations, declarations and warranties as contained in this Section 3 with the intent that the same shall be relied upon in determining its suitability as an acquirer of such PAWS Shares. Each Shareholder understands and agrees that, because the PAWS Shares have not been registered under the securities laws of the United States or other applicable securities laws, the PAWS Shares may not be sold or transferred except in compliance with the registration requirements of the United States securities laws or other applicable securities laws or exemptions from such laws.

(d)	Shareholderis (i) an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including, but not limited to the sale of such Shareholder’s Impact Social Networking Shares and the acquisition of PAWS Shares. The Shareholder will not hedge the PAWS Shares except as in compliance with the Securities Act.

(e)	Impact Social Networking is the lawful owner of the technology and intellectual property outlined in Annex 2 and that the assets are free and clear of all liens, encumbrances, options, charges, and claims arising from any privilege, pledge or security arrangement. Other than the technology and intellectual property outlined in Annex 2, Impact Social Networking has no other assets or liabilities.

4.  Miscellaneous Provisions

4.1 Amendments

No modifications, amendments or alternations of this S hare Exchange Agreement may be made except in writing (containing a specific reference to this Agreement) and signed by a duly authorized officer of representative of each of the Parties to this Agreement.

4.2 Notices

Any notices, request or other communication with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by reputable international overnight courier, facsimile or e-mail (with return or delivery receipt obtained) or five (5) Business Days after sent by registered or certified mail, return or delivery receipt requested, postage repaid to the Parties at their respective addresses set forth in Annex 1 and on the first page of this Agreement.

4.3 Confidentiality

The Parties under take to keep the contents of this Agreement strictly confidential. PAWS shall, however, been titled to make any announcement or filling required by law or regulations, including, but not limited to securities laws of the United States and the regulations of the Securities and Exchange Commission that are applicable.

4.4 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on 23 February, 2012

For PAWS:

______________________________

Daniel Wiesel, Chairman and CEO

The PAWS Pet Company, Inc.

For:  _________________________

(Name of Shareholder)

Name:

Date:

For:  _________________________

Name:

Date:

For:  _________________________

Name:

Date:

Annex 1 – Share Exchange Calculation

PAWS Pet Company

Outstanding Shares:	46,212,848
New Shares for exchange	7,394,056

INITIAL SHARE EXCHANGE: 1 Share of ISN = 7,394 Shares of PAWS

Initial Share Transfer PAWS

Additional Shares to be issued for reaching the following milestones

On sales of products or services by PAWS that utilizes the technology or intellectual property acquired as part of this share exchange agreement where sales achieving cumulative revenues of :

$  2.5 Million   1,386,305

$17.5 Million   4,621,285

$22.5 Million 11,553,212

$27.5 Million 11,553,212

$32.5 Million 11,553,212

Annex 2 – Impact Social Networking owned technology and intellectual property

1.	PET-REGISTER.com web site and database.
2.	PET-REGISTER.com email database.
3.	Domains: pet-register.com, animalshelternews.com, vetschedules.com, findalostcat.org, findalostdog.org.
4.	ISN/Twilio telecommunications system with 250 phone numbers.
5.	ISN/Twilio text messaging and robo-call infrastructure technologies.
6.	ISN Facebook programming interface and library.
7.	ISN iPhone programming interface and library.
8.	ISN Email database management technologies.
9.	Vet Schedules veterinarian scheduling and patient notification system.
10.	“Missing Pet Listings” iPhone application.
11.	Animal Shelter News – Newsletter.
12.	Veterinarian email database.
13.	Animal shelter email database.
14.	Emergency Pet Locator pet search database.